ARTICLE 11
INSURANCE
11.1. By Landlord.
A. Landlord shall carry commercial general liability insurance on those Portions of the Common Areas included in the Center providing coverage of not less than $5,000,000.00 each occurrence and general aggregate for bodily injury and property damage. B. Landlord shall also carry insurance for fire, extended coverage, vandalism, malicious mischief and other endorsements deemed advisable by Landlord, insuring all improvements on the Center, including the Premises and all leasehold improvements thereon and appurtenances thereto (excluding Tenant's merchandise, trade fixtures, furnishings, equipment, personal property and excluding plate glass) for the full replacement cost thereof, with such deductibles as Landlord reasonably deems advisable after considering standards in the shopping center industry, such insurance coverage to include improvements provided by Tenant as Tenant's Work (excluding wall covering, floor covering, carpeting and drapes).
11.2. By Tenant.
Tenant agrees to carry commercial general liability insurance on the Premises during the Lease Term, covering the Tenant and naming the Landlord, Over landlord and any other entity designated by Landlord as an additional insured for limits of not less than $10,000,000 each occurrence and general aggregate; and products liability of $10,000,000 each occurrence and aggregate or in such higher amounts as Landlord may reasonably require from time to time. Tenant's insurance will include contractual liability coverage recognizing this Lease, and providing that Landlord and Tenant shall be given a minimum of thirty (30) days written notice by the insurance company prior to cancellation, termination or change in such insurance. Tenant also agrees to carry insurance against fire and such other risks as are from time to time required by Landlord, including, but not limited to, a standard "All-Risk" policy of property insurance naming Landlord, Overlandlord (and at Landlord's option, Landlord's mortgagee) as an additional insured protecting against all risk of physical loss or damage, including without limitation, sprinkler leakage coverage (Tenant may self-insure all plate glass in the Premises (including store fronts)), in amounts not less than the actual replacement cost, covering all of Tenant's FF&E, merchandise, trade fixtures, furnishings, wall coverings, floor coverings, carpeting, drapes, equipment and all items of personal property of Tenant located on or within the Premises. Tenant shall also maintain owned and hired automobile liability in the amount of $5,000,000 single occurrence naming Landlord, Over landlord (and at Landlord's option, Landlord's mortgagee) as additional insureds. Tenant shall provide Landlord with certificates, evidencing that such insurance is in full force and effect and stating the terms thereof on or before the Commencement Date, together with a copy of such policy and thereafter, as to policy renewals, within thirty (30) days prior to the expiration of each such policy. The minimum limits of the comprehensive general liability policy of insurance shall in no way limit or diminish Tenant's liability under Section 11.6 thereof. Tenant may satisfy its insurance obligations under this lease by adding the Premises to its blanket policies only if Tenant's commercial general liability policy has a per location aggregate limit. Tenant shall provide Landlord with evidence of statutory worker's compensation insurance and employer's liability insurance with limits of not less than $1,000,000 prior to the Commencement Date and shall maintain such insurance in effect throughout the term of this Lease. Tenant shall provide Landlord with such other insurance in such amounts as Landlord shall reasonably require. Tenant shall also carry environmental liability insurance in the amount of not less than $5,000,000 per occurrence and additional coverage in amounts reasonably satisfactory to Landlord for any fuel tanks located at the Project. Such insurance shall name the Landlord, Overlandlord (and at Landlord's option, Landlord's mortgagee) as additional insureds.
11.3. Mutual Waiver of Subrogation Rights.
Landlord and Tenant and all parties claiming under them mutually release and discharge each other from all claims and liabilities arising from or caused by any casualty or hazard covered or required hereunder to be covered in whole or in part by all risk insurance on the Premises or Center or in connection with property on or activities conducted on the Premises or Center, and waive any right of subrogation which might otherwise exist in or accrue to any person on account thereof and evidence such waiver by endorsement to the required insurance policies, provided that such release shall not operate in any case where the effect is to invalidate or increase the cost of such insurance coverage (provided, that in the case of increased cost, the other party shall have the right, within thirty (30) days following written notice, to pay such increased cost, thereby keeping such release and waiver in full force and effect.)
11.4. Waiver.
In the absence of intentional or grossly negligent acts of Landlord, Landlord, its agents and employees, shall not be liable for, and Tenant waives all claims for, damage, including but not limited to consequential damages, to person, property or otherwise, sustained by Tenant or any person claiming through Tenant resulting from any accident or occurrence in or upon any part of the Center including, but not limited to, claims for damage resulting from: (a) any equipment or appurtenances becoming out of repair;
(b) Landlord's failure to keep any part of the Center in repair; (c) injury done or caused by wind, water, or other natural element; (d) any defect in or failure of plumbing, heating or air conditioning equipment, electric wiring or installation thereof, gas, water, and steam pipes, stairs, porches, railings or walks; (e) broken glass; (f) the backing up of any sewer pipe or downspout; (g) the bursting, leaking or running of any tank, tub, washstand, water closet, waste pipe, drain or any other pipe or tank in, upon or about the Premises; (h) the escape of steam or hot water; (i) water, snow or ice upon the Premises; (j) the falling of any fixture, plaster or stucco; (k) damage to or loss by theft or otherwise of property or Tenant or others; (l) acts or omissions of persons in the Premises, other tenants in the Center, occupants of nearby properties, or any other persons; and (m) any act of omission of owners or occupants of adjacent or contiguous property, or of Landlord, its agents or employees. All property of Tenant kept in the Premises shall be so kept at Tenant's risk only and Tenant shall save Landlord harmless and defend and indemnify Landlord from all claims arising out of damage to the same, including subrogation claims by Tenant's insurance carrier.
11.5. Insurance - Tenant's Operation.
Tenant will not knowingly do or suffer to be done anything that will Contravene Landlord's insurance policies or prevent Landlord from procuring such policies in amounts and companies selected by Landlord. If anything done, omitted to be done or suffered to be done by Tenant in, upon or about the Premises shall cause the rates of any insurance effected or carried by Landlord on the Premises or other property to be increased beyond the regular rate from time to time applicable to the Premises for use for the purpose permitted under this Lease, or such other property for the use or uses made thereof, Tenant will pay the amount of such increase promptly upon Landlord's demand and Landlord shall have the right to correct any such condition at Tenant's expense. In the event that this Lease so permits and Tenant engages in the preparation of food or packaged foods or engages in the use, sale or storage of inflammable or combustible material, Tenant shall install chemical extinguishing devices (such as Ansul) approved by Underwriters Laboratories and Factory Mutual Insurance Company and the installation thereof must be approved by the appropriate local authority. Tenant shall keep such devices under service as required by such organizations. If gas is used in the Premises, Tenant shall install gas cut-off devices (manual and automatic). Landlord acknowledges that the use of the Premises described in Section 8.1 of this Lease will not, per se, be considered to contravene Landlord's insurance policies or prevent Landlord from procuring such policies in amounts and companies selected by Landlord.
11.6. Indemnification.
A. Unless due to the grossly negligent acts or intentional misconduct of Landlord, Tenant shall save harmless, indemnify (to the maximum extent permitted by law), and at such indemnitee's option, defend Landlord, Overlandlord and their respective agents, employees, members, officers, directors and mortgagees, if any, from and against any and all liability, loss, liens, claims, demands, damages, costs, expenses, fees (including reasonable attorneys' fees), fines, penalties, suits, judgments, proceedings, actions and causes of action of any and every kind and nature arising or growing out of or in any way connected with any act, omission or negligence of Tenant, its agents, employees, servants, contractors, subtenants, licensees, customers or business invitees while in, upon, about, or in any way connected with, the Premises, or arising from any accident, injury or damage, howsoever and by whomsoever caused, to any person or property whatsoever, occurring in, upon, about or in any way connected with the Premises or any portion thereof other than as a result of the grossly negligent acts or intentional misconduct of Landlord. B. In the absence of grossly negligent acts or intentional misconduct of Landlord, Landlord shall not be liable to Tenant, or to any other person whatsoever, for any damage occasioned by falling plaster, electricity, plumbing, gas, water, steam, sprinkler or other pipe and sewage system or by the bursting, running or leaking of any tank, washstand, closet or waste of other pipes, nor for any damages occasioned by water being upon or coming upon the Premises or for any damage arising from any acts or neglect of co-tenants or other occupants of the Hotel or of adjacent property or of the public, nor shall Landlord be liable in damage or otherwise for any failure to furnish, or interruption of, service of any utility. Tenant acknowledges and agrees that Landlord's security department and security officers are not responsible for providing security services in the Premises and that all such responsibility is the obligation of Tenant. In no event shall Landlord be liable to Tenant or any third party for the security department's failure to respond to a request for aid or assistance by Tenant.

ARTICLE 12
OFFSET STATEMENT, ATTORNMENT, SUBORDINATION
12.1. Offset Statement.
Within ten (10) business days after Landlord's written request, Tenant Shall deliver, executed in recordable form, a declaration to any person designated by Landlord (a) ratifying this Lease; (b) stating the commencement and termination dates; and (c) certifying (i) that this Lease is in full force and effect and has not been assigned, modified, supplemented or amended (except by such writings as shall be stated),
(ii) that all conditions under this Lease to be performed by Landlord have been satisfied (stating exceptions, if any), (iii) that, no defenses or offsets against the enforcement of this Lease by Landlord exist (or stating those claimed), (iv) as to advance rent, if any, paid by Tenant, (v) the date to which rent has been paid, (vi) as to the amount of security deposited with Landlord, and such other information as Landlord reasonably requires. Persons receiving such statements shall be entitled to rely upon them.
12.2. Attornment.
Tenant shall, in the event of a sale or assignment of Landlord's interest in the Premises or the building in which the Premises is located or this Lease or the Center, or if the Premises or such building comes into the hands of a mortgagee or any other person whether because of a mortgage foreclosure, exercise of a power of sale under a mortgage, or otherwise, attorn to the purchaser or such mortgagee, or other person and recognize the same as Landlord hereunder, so long as any such mortgagee, or purchaser at foreclosure agrees in writing to assume the obligations of Landlord hereunder. Tenant shall execute, at Landlord's request, any attornment agreement required by any mortgagee or other such person to be executed, containing such provisions as such mortgagee or other person requires concerning the status of this Lease.
12.3. Subordination.
A. Tenant agrees that this Lease and Tenant's rights hereunder are Automatically subject and subordinate to the Overlease and to the lien of any mortgage, deed of trust or other encumbrance, together with any renewals, extensions or replacements thereof now or hereafter placed, charged or enforced against the Premises, or any portion thereof, and to execute and deliver at any time, and from time to time, upon demand by Landlord, such documents as may be required to effectuate such subordination, and in the event that Tenant shall fail, neglect or refuse to execute and deliver any such documents to be executed by it within ten (10) days after Landlord's request, Tenant hereby irrevocably appoints Landlord, its successors and assigns, the duly authorized attorney-in-fact of Tenant to prepare, execute and deliver any and all such documents for and on behalf of Tenant. Tenant agrees and acknowledges that the foregoing power of attorney is coupled with an interest. B. This Lease shall be subject and subordinate to any and all construction, operation, reciprocal easement or similar agreements (hereinafter referred to as "Operating Agreements") which have been or will be recorded in the official records of the County wherein the Center is located, and to any and all easements and easement agreements which may be or have been entered into with or granted to any persons heretofore or hereafter, whether such persons are located within or upon the Center or not, and Tenant shall execute such instruments as Landlord requests to evidence such subordination. C. Landlord and Tenant agree that this Lease shall be subject and subordinate to all the terms, covenants and conditions of the Overlease. Tenant agrees to be bound by the provisions of the Overlease. Nothing contained in this Lease shall be construed as creating privity of estate or privity of contract between the Tenant and Overlandlord. Tenant shall not knowingly do or permit to be done any act or thing which will constitute a breach or violation of any of the terms, covenants or conditions of the Overlease or will knowingly cause the Overlease to be terminated or forfeited (other than by expiration of the stated term thereof or by the acts of Landlord, its agents, employees and assigns). D. Tenant will and does hereby indemnify and hold harmless Landlord from and against all loss, costs, damages, expenses and liability including reasonable attorneys' fees which the Landlord may incur or pay out of by reason of any injuries to person or property incurring in, on or about the Leased Premises or by reason of any material breach or default hereunder on Tenant's part based on events arising or occurring during the term of this Lease. At Overlandlord's request, Tenant agrees to attorn to Overlandlord as Landlord hereunder in the event the Overlease is terminated for any reason.
12.4. Failure to Execute Instruments.
Tenant's failure to execute instruments or certificates provided for in this Article 12 within ten (10) business days after the mailing by Landlord of a written request shall constitute the agreement of Tenant to the content of any such instrument or certificate.

ARTICLE 13
ASSIGNMENT, SUBLETTING AND CONCESSIONS
13.1. Consent Required.
Except as otherwise provided herein or in Section 13.2 or 13.3, Tenant shall not sell, assign, mortgage, pledge, encumber or in any manner transfer this Lease or any interest therein, nor sublet all or any part of the Premises, nor license concessions nor lease departments therein, nor allow any other entity or person to occupy the Premises without Landlord's prior written consent in each instance, which consent may be granted or withheld in Landlord's sole discretion but which will not unreasonably be withheld. Consent by Landlord to any assignment, subletting, license or occupancy shall not waive the necessity for consent to any subsequent assignment, subletting, license or occupancy. This prohibition shall include a prohibition against any subletting or assignment by operation of law. If this Lease is assigned or the Premises or any part sublet or occupied by anybody other than Tenant, Landlord may collect rent from the assignee, subtenant or occupant and apply the same to the rent herein reserved, but no such assignment, subletting, occupancy or collection of rent shall be deemed a waiver of any restrictive covenant contained in this Section 13.1 or the acceptance of the assignee, subtenant or occupant as tenant, or a release of Tenant from the performance by Tenant of any covenants on the part of Tenant herein contained. Any assignment or subletting (a) as to which Landlord has consented; or (b) which is required by reason of a final nonappealable order of a court of competent jurisdiction; or (c) which is made by reason of and in accordance with the provisions of any law or statute, including, without limitation, the laws governing bankruptcy, insolvency or receivership, shall be subject to all terms and conditions of this Lease, and shall not be effective or deemed valid unless, at the time of such assignment or subletting:
A. Each assignee or sublessee shall agree, in a written agreement Satisfactory to Landlord, to assume and abide by all of the terms and provisions of this Lease, including those which govern the permitted uses of the Premises described in Article 8 herein; and B. Each assignee or sublessee has submitted a current financial statement, audited by a certified public accountant, showing a net worth and working capital in amounts reasonably determined by Landlord to be sufficient to assure the future performance by such assignee or sublessee of Tenant's obligations hereunder; and C. Each assignee or sublessee has submitted, in writing, evidence satisfactory to Landlord (i) that the assignee or sublessee has substantial experience in the operation of businesses similar to Tenant's (such as amusement park operations) and of comparable size and substantial experience in the sale of merchandise and the provision of the services permitted under Article 8 of this Lease or (ii) that the assignee or sublessee has entered into employment agreements with Tenant's general manager, director of marketing, director of sales and director of track operations for a period of at least one year or be liable for the payment to each employee of not less than one year's severance pay; and D. The business reputation of each assignee or sublessee shall meet or exceed generally acceptable commercial standards; and E. The use of the Premises by each assignee or sublessee shall not be changed and shall not violate, or create any potential violation of applicable laws, codes or ordinances, nor violate any other agreements (excluding agreements with Landlord's mortgagee or lender) affecting the Premises, Landlord or other tenants in the Center; and F. In the event of any assignment or subletting as provided under this Article, there shall be paid to Landlord, in addition to the Minimum Annual Rent and other charges due Landlord pursuant to this Lease, as Additional Rent, the excess, if any, of the rent and other charges payable by the assignee or sublessee over the Minimum Annual Rent and other charges payable under the Lease to Landlord by Tenant pursuant to this Lease. Such Additional Rent shall be paid to Landlord concurrently with the payments of Minimum Annual Rent required under this Lease, and Tenant shall remain primarily liable for such payments. Notwithstanding any assignment or subletting, Tenant shall remain fully liable on this Lease and for the performance of all terms, covenants and provisions of this Lease. G. Neither Tenant nor any other person having an interest in the possession, use, occupancy or utilization of the Premises shall enter into any lease, sublease, license, concession, assignment or other agreement for use, occupancy or utilization for space in the Premises which provides for rental or other payment for such use, occupancy, or utilization based in whole or in part on the net income or profits derived by any person from the party leased, used, occupied or utilized (other than an amount based on a fixed percentage or percentages of receipts or sales), and that any such proposed lease, sublease, license, concession, assignment or other agreement shall be absolutely void and ineffective as a conveyance of any right or interest in the possession, use, occupancy or utilization of any part of the Premises.
13.2. Change in Ownership.
If Tenant or the guarantor of this Lease, if any, is a corporation the stock of which is not traded on any national securities exchange (as defined in the Securities Exchange Act of 1934, as amended), then the following shall constitute an assignment of this Lease for all purposes of this Article 13: (a) the merger, consolidation or reorganization of such corporation; and/or (b) the sale, or transfer directly or indirectly, cumulatively or in one transaction, of any voting stock, by Tenant or the guarantor of this Lease or the stockholders of record of either as of the date of this Lease, or any interest in an entity that owns or controls Tenant which results in a change in the voting control of Tenant or the guarantor of this Lease, except any such transfer by inheritance or testamentary disposition. If Tenant or the guarantor of this Lease, if any, is a joint venture, limited liability company, partnership or other association, then for all purposes of this Article 13, the sale, or transfer, directly or indirectly, cumulatively or in one transaction, of either voting control or of more than a thirty percent (30%) interest in Tenant or any entity that owns or controls (as hereinafter defined) Tenant, or the termination of any joint venture, limited liability company, partnership or other association, shall constitute an assignment, (including the transfer of an interest in any entity that owns or controls Tenant) except any such transfer by inheritance or testamentary disposition. Nothing contained in this Section 13.2 shall prohibit a public offering of Tenant's stock. The following events shall not be deemed an assignment of this Lease or a subletting of the Premises provided that the same do not result in a change of control (as hereinafter defined) of Tenant: the transfer by individuals (each a "Transferor') of shares of stock or membership interests in Tenant, in any entity that is a member of Tenant, or in any entity that otherwise holds, directly or indirectly, any other beneficial interest in Tenant or its members (collectively, the "Ownership Interests") (i) to or among the Immediate Family Members of such Transferor, or (ii) to a living trust for estate planning purposes, or by will or intestacy, or (iii) to other shareholders or members of Tenant or any holder of an Ownership Interest, or (iv) to Limited Liability companies or other entities controlled by the holders of Ownership Interests in Tenant. For purposes of this Section, the term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of Tenant, whether through the ownership of voting securities, by contract or otherwise. As of the date hereof, control is vested in Fastraxx Management Company, LLC whose current managing members are Paul Gastwirth and Geoffrey Levy.
Landlord will not unreasonably withhold its consent to the transfer of control to Immediate Family Members. "Immediate Family Member" means a spouse, sibling, child, the spouse of a child, or the grandchild of an individual stockholder or member or a trust established for such
Immediate Family Member. Any other transfer that results in a change of control is subject to Landlord's prior written consent as provided in Section 13.1
13.3 Right of First Refusal Tenant agrees that Tenant shall be a single purpose entity and that
Tenant will not be liable for the obligations of any other entity. If Tenant or any of its members or any its member's members or the holder of any other equity interest in Tenant, receives and wishes to accept a bona fide written offer from a third party (a "Third-Party Offer") to purchase all or any portion of Tenant's operations at the Premises or all of any member's interest in Tenant or of any member's interest in a member of Tenant (including, without limitation, an assignment of this Lease) or to acquire all or any portion of the equity interests in the Tenant, Tenant must give written notice of the offer, including the price and all other terms thereof, to the Landlord ("Tenant's Notice"). Landlord may elect, by written notice (an "Exercise Notice") to Tenant within thirty (30) days after the date of Tenant's notice, to buy the operations or interest or portion thereof that is the subject of the Third-Party Offer (the "Offered Interest"). If Landlord accepts the Offered Interest, Landlord shall be obligated to close the sale or sales of the Offered Interest on the terms specified in the Third Party Offer. This right shall be a continuing right during the entire Term of this Lease, including any Extension Terms and shall be binding on any successor or assign of Tenant. The provisions hereof shall apply to every Third-Party Offer. Should Landlord determine not to exercise its rights hereunder with regard to a particular offer the transferring owner shall be free, without further obligation, to proceed with the sale to the Third Party offer, subject to the continuing right of first refusal on future sales by the purchaser. If the transaction fails to close on the terms set forth in Tenant's Notice within ninety (90) days of the date thereof or if the terms of such Third Party Offer shall change in any material respect, Tenant shall again send a notice to Landlord under the terms of this provision. In the event Landlord does not elect to exercise its rights hereunder Tenant shall comply with the provisions of Section 13.1 in connection with any Third Party Offer.

ARTICLE 14
MARKETING AND ADVERTISING
14.1. Sales
Tenant agrees that it shall participate and cooperate in all special sales and promotions sponsored by the Landlord, provided the same shall result in no additional expense to Tenant. The failure of any other tenant to participate in such sales or promotions shall not affect Tenant's obligations hereunder. Tenant may, with the prior written consent of Landlord, incorporate the Landlord's Name (as defined below) and/or logo in all merchandise created for Tenant containing Tenant's name or logo. Tenant and Landlord agree to cooperate in each other's promotions and advertising in order to cross-market as much as is commercially reasonable. All use of the Landlord's Name or logo or the Tenant's name or logo shall be subject to the prior approval of the other party except that Landlord shall be authorized to use the Tenant's name and logo in all general advertising for the Project. Tenant shall be authorized to use Landlord's Name as set forth in Section 14.2 below.
14.2. Promotion.
Tenant shall refer to the Center under the name "The Tower Shops at Stratosphere", "the Strat", or such other name as Landlord may elect
(the "Name") in designating the location of the Premises in all newspaper and other advertising and in all other references to the location of the Premises, and list this location first in such advertising. Notwithstanding anything to the contrary contained herein, Tenant may not use the name, picture or representation of the Hotel, Tower, Casino or any other portion of the Project, except that, to the extent that Landlord has permitted the name of the Hotel, Tower, Casino or any other portion of the Project to be used as part of the Name. The Name shall be used in referring to the Center. Tenant may use the Name in connection with items using the Tenant's trade name with the prior consent of the Landlord. The rights granted herein to the Name do not include the right to use any of the "Stratosphere" trademarks and/or service marks, nor shall Tenant be permitted to use the Name in any manner other than as the name and address of the Center except to the extent Landlord has allowed Tenant to incorporate the name and/or all of a portion of any of the "Stratosphere" trademarks and/or service marks in Tenant's name, fictitious name or in any other manner. Tenant shall not have the right to use the Name to market or to make any product that has the Name on the product other than as specifically consented to in writing by Landlord. All signage and literature of or on behalf of Tenant using the Name shall be submitted to Landlord for prior written approval as to form and content, such approval to be at the discretion of Landlord. Landlord makes no representation of any kind and gives no warranty of any kind, express or implied, as to the right of Tenant to use the Name or any portion thereof. It is expressly agreed and understood by the parties hereto that any claim by any third party regarding the Name shall be the sole and complete responsibility of Tenant and Landlord shall have no obligation of any kind, including, but not limited to, any obligation to defend Tenant or to assist Tenant in its defense of any action with said third party. Further, Tenant shall have no rights to register the Name or take any action against third parties regarding an alleged infringement of the Name or any part thereof. The rights granted to Tenant pursuant to this Section 14.3 shall terminate upon the expiration of the Lease Term or the earlier termination of this Lease or Landlord's cessation of the use of the Name or termination of Landlord's right to use the Name. The rights granted herein shall not be assigned or sublicensed to any third party, other than in accordance with the provisions of this Section 14.3 or to the assignee or sublessee of Tenant's interest in this Lease pursuant to a permitted assignment or sublease. Should Landlord reasonably determine that any advertising by Tenant adversely affects the image, reputation or operation of the Center, Hotel, Casino, Tower or any other portion of the Project, or promotes any competitor of Landlord or its Affiliates in the gaming, hotel and/or other business, Tenant shall cease such advertising promptly upon receipt of notice to do so from Landlord. Tenant shall not use with respect to the Center a name the same or substantially the same as a name then used by Landlord or its Affiliates at the Hotel, Casino, Tower or any other portion of the Project. The prohibitions set forth in this Section 14.3 are for the benefit of and directly enforceable by Landlord. Landlord represents that the trade name "Fastraxx", "Fastraxx Las Vegas Indoor Karting", "Fastraxx at the Strat" is not in conflict with the Name.
14.3 Sponsorship Participation Tenant may agree to participate in project-wide sponsorship agreements Providing that tenants and operators within the project shall use a specific brand of product to the extent that such agreement requires Tenant's participation.

ARTICLE 15
INTENTIONALLY OMITTED

ARTICLE 16
DESTRUCTION OF PREMISES
16.1. Complete Destruction; Repairs.
In the case of the total destruction of the Premises, or any material portion thereof or of the Center substantially interfering with Tenant's use of the Premises, not caused by the fault or negligence of Tenant, its agents, employees, servants, contractors, subtenants, licensees, consumers or business invitees ("Destruction"), this Lease shall terminate except as herein provided. If Landlord notifies Tenant in writing within ninety
(90) days of such Destruction of Landlord's election to repair said damage to the Premises, and if Landlord proceeds to and does repair such damage with reasonable dispatch, the Lease shall not terminate, but shall continue in full force and effect, except that if Tenant is unable to operate its karting business then no Guaranteed Minimum Rent, Percentage Rent or other charges shall be due hereunder until such time as Tenant is able to operate its karting business. There shall be no rent reduction if Tenant is able to operate its karting operation during the period of any repair. If this Lease is terminated pursuant to this Section, and if Tenant is not in default hereunder, rent shall be prorated as of the date of termination, any security deposited with Landlord shall be returned to Tenant, and all rights and obligations hereunder shall cease and terminate. The provisions of this Section with respect to repair by Landlord shall be limited to such repair as is necessary to place the Premises in the condition they were in immediately prior to the Destruction and when placed in such condition, the Premises shall be deemed restored and rendered tenantable. Tenant shall replace its own stock in trade, furniture, furnishings, floor coverings, decor, equipment and trade fixtures at its own expense and shall reopen for business as soon as reasonably possible after the occurrence of such Destruction.
16.2. Partial Destruction; Repairs.
Notwithstanding the foregoing provisions, in the event the Premises, or Any portion thereof or of the Center, shall be damaged by fire or other casualty due to the fault or negligence of Tenant, its agents, employees, servants, contractors, subtenants, licensees, customers or business invitees, then this Lease shall not terminate, the damage shall be repaired by Tenant, and there shall be no apportionment or abatement of any rent.
16.3. Insurance Proceeds.
A. In the event all or a portion of the Premises is materially damaged or destroyed by an uninsured casualty, Landlord shall have the right to terminate this Lease upon sixty (60) days written notice to Tenant.
Should Landlord not elect to exercise such right, Landlord shall proceed with the repair and restoration of the Premises as provided above. B. All insurance proceeds payable under any fire and extended coverage risk insurance covering the Premises shall be payable to Landlord in the event of Destruction, and Tenant shall have no interest therein, except to the extent of any separate insurance obtained by Tenant to cover Tenant's personal property or other interest. Tenant shall in no case be entitled to compensation from Landlord for damages on account of any annoyance or inconvenience in making repairs under any provision of this Lease.
16.4. Termination Due To Destruction.
Notwithstanding anything to the contrary set forth herein, in the event all or any portion of the Center shall be damaged or destroyed by fire or other cause (notwithstanding that the Premises may be unaffected thereby), to the extent the cost of restoration thereof would exceed fifteen percent (15%) of the amount it would have cost to replace the Center in its entirety at the time such damage or destruction occurred, then Landlord may terminate this Lease by giving Tenant thirty (30) days prior notice of Landlord's election to do so, which notice shall be given, if at all, within ninety
(90) days following the date of such occurrence. In the event of the termination of this Lease as aforesaid, this Lease shall cease thirty (30) days after such notice is given, and the rent and other charges hereunder shall be adjusted as of that date as determined by Landlord. If Landlord does not elect to terminate the Lease pursuant to this paragraph, then Landlord shall promptly repair and restore any such damaged improvements to the Center.

ARTICLE 17
EMINENT DOMAIN
17.1. Condemnation.
If ten percent (10%) or more of the Premises or fifteen percent (15%) or more of the Center shall be acquired or condemned by right of eminent domain for any public or quasi public use or purpose, or if an Operating Agreement is terminated as a result of such an acquisition or condemnation, then Landlord at its election may terminate this Lease by giving sixty (60) days written notice to Tenant of its election, and in such event rentals shall be apportioned and adjusted as of the date of termination. If the Lease shall not be terminated as aforesaid, then it shall continue in full force and effect, and Landlord shall, within a reasonable time after possession is physically taken, (subject to delays due to shortage of labor, materials or equipment, labor difficulties, breakdown of equipment, government restrictions, fires, other casualties or other causes beyond the reasonable control of Landlord) repair or rebuild what remains of the Premises for Tenant's occupancy, and a just portion of the Guaranteed Minimum Rent and Additional Rent shall be abated as reasonably determined by Landlord, according to the nature and extent of the injury to the Premises until, such repairs and rebuilding are completed, and thereafter for the balance of the Lease Term.
17.2. Damages.
Landlord reserves, and Tenant assigns to Landlord, all rights to Damages on account of any taking or condemnation or any act of any public or quasi public authority for which damages are payable. Tenant shall execute such instruments of assignment as Landlord requires, join with Landlord in any action for the recovery of damages, if requested by Landlord, and turn over to Landlord any damages recovered in any proceeding. If Tenant fails to execute instruments required by Landlord, or undertake such other steps as requested, Landlord shall be deemed the duly authorized irrevocable agent and attorney in fact of Tenant to execute such instruments and undertake such steps on behalf of Tenant. Tenant may, by separate proceeding, seek an award for the loss of its trade fixtures and improvements, provided the same does not reduce the award payable to Landlord.

ARTICLE 18
DEFAULT BY TENANT
18.1. Events of Default.
Tenant's material compliance with each and every covenant and obligation hereof on its part to be performed is a condition precedent to each and every covenant and obligation of Landlord hereunder. Tenant shall be in default of this Lease if: (a) Tenant shall fail to make timely and full payment of any sum of money required to be paid hereunder and such failure continues for five (5) days after written notice thereof from Landlord; provided that all penalties and interest payable on account of such late payment shall continue to accrue and Tenant shall not be entitled to more than one notice of a late payment of Minimum Rent or Percentage Rent in any twelve (12) month period; (b) Tenant shall fail to perform any other term, covenant or condition of Tenant contained in this Lease, and such failure continues for ten (10) days after written notice thereof from Landlord; provided, however, that if such failure is not reasonably possible to correct within ten (10) days Tenant shall not be deemed in default if Tenant commences correction within said ten (10) day period, and diligently pursues such correction to completion; (c)
Tenant shall vacate or abandon the Premises (failure to occupy and conduct business at the Premises pursuant to Section 8.3) or cease operations (other than as the result of casualty, condemnation or power interruption) during the term of this Lease for more than forty-eight
(48) hours; (d) There is filed any petition in bankruptcy (voluntary or involuntary) by or against Tenant (or any guarantor or the then occupant of the Premises), or Tenant (or such guarantor or occupant) is adjudicated bankrupt or insolvent, or there is appointed a receiver or trustee to take possession of Tenant (or such guarantor or occupant) or of all or substantially all of the assets of Tenant (or such guarantor or occupant), or there is a general assignment by Tenant (such guarantor or occupant) for the benefit of creditors, or any action is taken by or against Tenant
(or such guarantor or occupant) under any state or federal insolvency or bankruptcy act, or any similar law now or hereafter in effect; or (e) Notwithstanding anything to the contrary contained above, if Tenant shall materially breach any covenant hereof, or do or permit, or omit to do, any act or thing, which results in any nuisance or an offensive or illegal condition, or which causes or threatens serious damage or injury to life, limb or property, or in the event of a breach of Articles 11 or 13, then and in any such event, Tenant shall be automatically in default of this Lease, without any requirement of notice from Landlord, unless Landlord waives such default, in writing, inLandlord's sole discretion.
18.2. Landlord's Rights.
In the event of a material default, in addition to any other rights or Remedies provided for herein or at law or in equity, now or later allowed by law, Landlord, at its sole option, shall have the following rights: (a)
The right to declare the term of this Lease ended and to re-enter the Premises and take possession thereof, and to terminate all of the rights of Tenant in and to the Premises without liability to Landlord; (b) The right, without declaring the term of this Lease ended, to re-enter the Premises and to occupy and/or relet the same, or any portion thereof, for and on account of Tenant, applying any monies received first to the payments of such expenses as Landlord may have incurred in recovering possession or reletting the Premises, including without limitation, costs and attorneys' fees, and then to the fulfillment of the covenants of Tenant. Landlord may enter into any lease concerning the Premises either in Landlord's name or in the name of Tenant, or assume Tenant's interest in and to any existing subleases of the Premises, as Landlord may see fit, and Tenant shall have no right whatsoever to collect any rent from such tenants or subtenants. In any case, Tenant, until the end of what would have been the term of the Lease, shall remain liable to Landlord for the Monthly Minimum Rent hereunder, less the net proceeds for said month, if any, of any reletting, after deducting all of Landlord's expenses in connection with such reletting, together with interest thereon at the rate of twelve percent (12%) per annum, compounded monthly. Landlord reserves the right to bring such actions for the recovery of any deficits remaining unpaid by Tenant to Landlord hereunder, as Landlord may deem advisable from time to time, without being obligated to await the end of the term hereof or a final determination of Tenant's account. The commencement or maintenance of one or more actions by Landlord under this Section shall not bar Landlord from bringing any subsequent actions for further accruals pursuant hereto; or (c) The right, even though it may have relet all or any portion thereof of the Premises, to thereafter at any time terminate this lease, and to terminate all of the rights of Tenant in and to the Premises. Landlord can terminate Tenant's rights to possession of the Premises at any time. On termination, Landlord has the right to recover from Tenant: (i) The worth, at the time of the award of the unpaid rent that had been earned at the time of termination of this Lease; (ii)
The worth, at the time of the award of the amount by which the unpaid rent that would have been earned after the date of termination of this Lease until the time of award exceeds the amount of the loss of rent that Tenant proves could have been reasonably avoided; (iii) The worth, at the time of the award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of the loss of rent that Tenant proves could have been reasonably avoided; and (iv) Any other amount, including, but not limited to, attorneys' fees and court costs, necessary to compensate Landlord for all detriment proximately caused by Tenant's default.
(d) Pursuant to its rights of re-entry, Landlord may, but shall not be obligated to: (i) remove all persons from the Premises; (ii) remove all property therefrom; (iii) enforce any rights Landlord may have against said property or store the same in any warehouse or elsewhere at the cost and for the account of Tenant; and (iv) sell such property and apply the proceeds to amounts due Landlord hereunder. Tenant agrees to hold Landlord free and harmless of any liability whatsoever for the removal and/or storage and/or sale of any such property, whether of Tenant or any third party whomsoever. (e) Anything contained herein to the contrary notwithstanding, Landlord shall not be deemed to have terminated this Lease or the liability of Tenant to pay any rent or other sum of money accruing hereunder, by any such re-entry, or by any action in unlawful detainer or otherwise to obtain possession of the Premises, unless Landlord shall specifically notify Tenant in writing that it has so elected to terminate this Lease.
18.3. Landlord's Costs. In any action brought by Landlord to enforce any of its rights under or arising from this Lease, Landlord shall be entitled to receive its costs and legal expenses, including reasonable attorneys' fees, whether such action is prosecuted to judgment or not.
18.4. Waiver.
The waiver by Landlord of any breach of this Lease by Tenant shall not be a waiver of any preceding or subsequent breach of this Lease by Tenant.
The subsequent acceptance of rent or any other payment hereunder by Landlord shall not be construed to be a waiver of any preceding breach of this Lease by Tenant. No payment by Tenant or receipt by Landlord of a lesser amount than the rent herein provided shall be deemed to be other than on account of the earliest rent due and payable hereunder.
18.5. Right to Relet.
If Landlord re-enters the Premises or if it takes possession pursuant to legal proceedings or otherwise, it may either terminate this Lease, or it may, from time to time, without terminating this Lease, make such alterations and repairs as it deems advisable to relet the Premises, and relet the Premises or any part thereof for such term or terms (which may extend beyond the Lease Term) and at such rentals and upon such other terms and conditions as Landlord in its sole discretion deems advisable.
Upon each such reletting, all rentals received by Landlord therefrom shall be applied first, to any indebtedness other than rent due hereunder from Tenant to Landlord; second, to pay any costs and expenses of reletting, including, without limitation, brokers' and attorneys' fees and costs of advertising, and repairs and; third, to rent due hereunder. The residue, if any, shall be held by Landlord and applied in payment of future rent as it becomes due hereunder. If rentals received from such reletting during any month are less than that to be paid during that month by Tenant hereunder, Tenant shall immediately pay any such deficiency to Landlord.
No re-entry or taking possession of the Premises by Landlord shall be construed as an election to terminate this Lease unless a written notice of such termination is given by Landlord. Notwithstanding any such reletting without termination, Landlord may at any time thereafter terminate this Lease for any prior breach or default. If Landlord terminates this Lease for any breach, or otherwise takes any action on account of Tenant's breach or default hereunder, in addition to any other remedies it may have, it may recover from Tenant all damages incurred by reason of such breach or default, including the excess, if any, of the total rent and other charges reserved in this Lease for the remainder of the Lease Term over the then reasonable rental value of the Premises for the remainder of the Lease Term, brokerage fees and expenses of placing the Premises in rentable condition, and reasonable attorneys' fees, all of which shall be immediately due and payable by Tenant to Landlord. In determining the rent payable by Tenant hereunder subsequent to default, the Minimum Annual Rent for each year of the unexpired portion of the Lease Term shall equal the average Minimum
Annual and Percentage Rents which Tenant was obligated to pay from the commencement of the Lease Term to the time of default, or during the preceding two (2) full calendar years, whichever period is shorter.
18.6. Counterclaim.
If Landlord commences any proceedings for non-payment of rent (Minimum
Annual Rent, Percentage Rent or Additional Rent), Tenant will not interpose any noncompulsory counterclaim of any nature or description in such proceedings. This shall not, however, be construed as a waiver of Tenant's right to assert such claims in a separate action brought by Tenant. The covenants to pay rent and other amounts hereunder are independent covenants and Tenant shall have no right to hold back, offset or fail to pay any such amounts for default by Landlord or any other reason whatsoever, it being understood and acknowledged by Tenant that Tenant's only recourse is to seek an independent action against Landlord.
18.7 Waiver of Rights of Redemption.
To the extent permitted by law, Tenant waives any and all rights of Redemption granted by or under any present or future laws if Tenant is evicted or dispossessed for any cause, or if Landlord obtains possession of the Premises due to Tenant's default hereunder or otherwise.
18.8. Waiver of Trial by Jury.
To the extent permitted by applicable law, Tenant and Landlord each Hereby waive trial by jury in any action, proceeding or counterclaim brought by either party against the other on any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant created hereby, Tenant's use or occupancy of the Premises or any claim of injury or damage.
18.9. Bankruptcy.
A. Assumption of Lease. In the event Tenant shall become a Debtor under Chapter 7 of the Bankruptcy Code or any similar provision of state or federal law regarding creditors rights or insolvency (the "Code") or a petition for reorganization or adjustment of debts is filed concerning
Tenant under Chapters 11 or 13 of the Code, or a proceeding is filed under Chapter 7 and is transferred to Chapters 11 or 13, the Trustee or Tenant, as Debtor and as Debtor-In-Possession, may not elect to assume this Lease unless, at the time of such assumption, the Trustee or Tenant has: 1. Cured or provided Landlord "Adequate Assurance" (as defined below) that: (a)
Within ten (10) days from the date of such assumption the Trustee or Tenant will cure all monetary defaults under this Lease and compensate Landlord for any actual pecuniary loss resulting from any existing default, including without limitation, Landlord's reasonable costs, expenses, accrued interest as set forth in Section 4.2 of the Lease, and attorneys' fees incurred as a result of the default; (b) Within thirty (30) days from the date of such assumption the Trustee or Tenant will cure all non-monetary defaults under this Lease; And (c) The assumption will be subject to all of the provisions of this Lease. 2. For purposes of this Section 18.9, Landlord and Tenant acknowledge that, in the context of a bankruptcy proceeding of Tenant, at a minimum "Adequate Assurance" shall mean: (a) The Trustee or Tenant has and will continue to have sufficient unencumbered assets after the payment of all secured obligations and administrative expenses to assure Landlord that the Trustee or Tenant will have sufficient funds to fulfill the obligations of Tenant under this Lease, and to keep the Premises stocked with merchandise and properly staffed with sufficient employees to conduct a fully-operational, actively promoted business in the Premises; and (b)
The Bankruptcy Court shall have entered an Order segregating sufficient cash payable to Landlord and/or the Trustee or Tenant shall have granted a valid and perfected first lien and security interest and/or mortgage in property of Trustee or Tenant acceptable as to value and kind to Landlord, to secure to Landlord the obligation of the Trustee or Tenant to cure the monetary and/or non-monetary defaults under this Lease within the time periods set forth above; and (c) The Trustee or Tenant at the very least shall deposit a sum, in addition to the Security Deposit, equal to one (1) month's rent to be held by Landlord (without any allowance for interest thereon) to secure Tenant's future performance under the Lease. B.
Assignment of Lease. If the Trustee or Tenant has assumed the Lease pursuant to the provisions of this Section 18.9 for the purpose of assigning Tenant's interest hereunder to any other person or entity, such interest may be assigned only after the Trustee, Tenant or the proposed assignee has complied with all of the terms, covenants and conditions of Section 13.1 herein, including without limitation, those with respect to Additional Rent and the use of the Premises only as permitted in Article 8 herein; Landlord and Tenant acknowledging that such terms, covenants and conditions are commercially reasonable in the context of a bankruptcy proceeding of Tenant. Any person or entity to which this Lease is assigned pursuant to the provisions of the Code shall be deemed without further act or deed to have assumed all of the obligations arising under this Lease on and after the date of such assignment. Any such assignee shall upon request execute and deliver to Landlord an instrument confirming such assignment.
C. Adequate Protection. Upon the filing of a petition by or against Tenant under the Code, Tenant, as Debtor and as Debtor-in-Possession, and any Trustee who may be appointed agree to adequately protect Landlord as follows:
1. To perform each and every obligation of Tenant under this Lease until such time as this Lease is either rejected or assumed by Order of the Bankruptcy Court; and 2. To pay all monetary obligations required under this Lease, including without limitation, the payment of Minimum Monthly Rent, and such other Additional Rent charges payable hereunder as reasonable compensation for the use and occupancy of the Premises; and 3. Provide Landlord a minimum of thirty (30) days prior written notice, unless a shorter period is agreed to in writing by the parties, of any proceeding relating to any assumption of this Lease or any intent to abandon the Premises, which abandonment shall be deemed a rejection of this Lease; and 4. To perform all other acts for the benefit of Landlord otherwise required under the Code. The failure of Tenant to comply with the above shall result in an automatic rejection of this Lease.
D. Cumulative Rights. The rights, remedies and liabilities of Landlord and Tenant set forth in this Section 18.9 shall be in addition to those which may now or hereafter be afforded or imposed upon Landlord and Tenant by the Code.